STRATEAN, INC. ANNOUNCES SUCCESSFUL INITIAL OPERATION OF REACTOR

Salt Lake City, UT--(PRNewswire – December 10, 2015) – Stratean, Inc. (OTCQB: SRTN) is pleased to announce the successful trial operation of its’ patented ‘stratified downdraft gasification system’.

Stratean has completed preliminary development and begun the pilot scale testing of a gasifier for processing various waste materials/carbonaceous feedstocks into a clean synthesis gas. Using various catalysts, the clean synthesis gas (“syn-gas”) may then be converted into high-grade synthetic liquid transportation fuels such as diesel, gasoline, jet fuel or other useful chemicals and may also be used as fuel to create electricity. Petersen, Inc. of Ogden, UT manufactured the Stratean gasifier, and has verified the mechanical operation of the gasifier. They have been assisting throughout the testing of the gasifier.

The current project is separated into individual tasks to demonstrate and evaluate the Stratean gasifier using coal and wood pellets as a feedstock. The results of the project will also provide direction and insights as to whether additional testing of the gasifier is required prior to commercial deployment. Combustion Resources Inc. and Utah State University are in the process of performing the tests, analyzing the data and test results, and will generate a final independent project report.

On November 24, 2015 and again on December 1, 2015, personnel from Stratean, Combustion Resources, Utah State University and Endigit, Inc. performed preliminary test runs and analysis of the 30 Tons Per Day Stratified Downdraft Gasifier. These tests were performed at the USU Carbon Energy Innovation Center in Helper, Utah.

Objectives and Tasks of Independent Testing

•	Verify functional operation of the Gasifier, control programs and associated equipment and auxiliary components.
•	Verify and measure reactions and operational performance against engineering assumptions and design.
•	Verify, measure and document production gas quantities, composition and qualities.
•	Verify and measure feedstock input and waste product volume ratios.

Initial Findings

Functional operation was successful at both cold and reaction temperatures.

The reaction commenced at approximately 700°C (1300°F), escalating to 1650°C (3,002°F) in less than seven minutes, positively exceeding the anticipated exothermic reaction temperature assumptions. The reactor continued operating under the high temperature conditions. For approximately 3 hours following shutdown, the reactor core maintained a temperature exceeding 800 °C (1,372°F), further demonstrating the properties of our patented ceramic refractory lining.

The production gases and other products were collected, analyzed and flared. Ignition and combustion of the production gas was visually verified at the flare. The flared gas produced a clear flame during optimal reaction temperatures. The gases produced were analyzed via the gas analyzer provided by Combustion Resources.

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The gases identified and measured are as follows:

Production Gas Composition

Carbon Dioxide - ≤ 300 ppm

Methane - None

Hydrogen – Hydrogen production was in excess of measuring equipment capability.

Sulphur Dioxide -< None

Carbon Monoxide ≥ 5000 ppm

Tars - None

Feedstock

Feedstock used for the tests consisted of high-grade steam coal sourced locally from the Skyline Mine. Approximately 400 lbs. of coal was processed and consumed in the reactor which produced a dry fly ash of approximately 10 lbs. During the December 1, 2015 test, wood pellets were used to establish baselines for that particular feedstock.

Next Steps

•	Perform a tear-down, inspection and analysis of the physical components of the system and replace/repair/upgrade components as needed.
•	Verify system operation and calibrations
•	Perform intermediate run testing.
•	Draft intermediate testing report

Summary

The Stratean gasifier performance and quality of gasses produced exceeded expectations and engineering assumptions. Although we experienced some minor issues with the feed conveyor and two thermocouples, the performance of the reactor was remarkable. Clean quality gasses were produced without any feedstock/sorbent blends. The overall the reaction process and reactor capability exceeded expectations.

“We were guardedly optimistic for this initial run, having worked extensively with our engineering team. To say that the results, operation and cleanliness were a success would be a massive understatement.” Stated Michael Barrett, Stratean’s Chief Operations Officer. “Based on the preliminary results, post-process ‘gas-cleanup’ appears to be totally unnecessary, exactly as we’d anticipated.” Concluded Barrett.

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Information about Forward-Looking Statements

Statements in this press release relating to plans, strategies, testing and operational performance, projections of results of specific activities and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for the Company's products, the introduction of new products, the Company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in the Company's filings with the United States Securities and Exchange Commission (the "SEC"). For a more detailed description of the risk factors and uncertainties affecting the Company, please refer to the Company's recent SEC filings, which are available at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

More information may be found on the Company’s website at www.stratean.com.

Investor Relations & Financial Media

Investor Contact:

Stratean, Inc
S. Matthew Schultz
(801)-244-4405

matt@stratean.com

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